Exhibit 10.1

July 17, 2013

To: Keith Sullivan

Re: Promotion

Dear Keith:

The purpose of this letter is to outline the details of your promotion with ZELTIQ Aesthetics Inc. (the “Company”). Upon acceptance by you, this letter shall constitute an agreed upon understanding between you and the Company. Unless specifically listed below, all other aspects of your employment with the Company shall remain unchanged.

Effective Date:	This new position is effective July 17, 2013.

Position:	Senior Vice President of Worldwide Sales and Marketing, reporting to Mark Foley, President and Chief Executive Officer

Compensation:	There is no change to your base salary or bonus participation at this time.

Equity:
Subject to the approval of the Company’s Board of Directors, you will be granted an option to acquire an additional 30,000 (thirty thousand) shares of Common Stock of the Company pursuant to the Company’s 2011 Equity Plan. The exercise price will be equal to the closing trading price of the Company’s Common Stock on July 17, 2013. This option will become exercisable (vest) over a four-year period with one-fourth (1/4th) of the options vesting at the end of twelve months, and the remainder vesting monthly at a rate of 1/36th of the remaining number per month thereafter until all shares are vested. The options will be subject to the terms and conditions applicable to options granted under the Company’s 2011 Equity Incentive Plan, and as described in that plan and the applicable equity agreement.

Employment At Will:
All Zeltiq employees are employed on an “at-will” basis. Your employment with the Company is voluntarily entered into and is for no specified period. As a result, you are free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Congratulations and thank you for your ongoing contributions to the Company.

Sincerely,

/s/ Mark J. Foley
Mark Foley, President & CEO

Agreed to and accepted:

/s/ Keith Sullivan
Keith Sullivan
Dated: August 06, 2013